Schedule 14A Information
              Proxy Statement Pursuant to Section 14(a)
                     of the Securites Act of 1934

                         (Amendment No. 1)

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       [ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

            AEI REAL ESTATE FUND 86-A LIMITED PARTNERSHIP
           (Name of Registrant as Specified in Its Charter)

            AEI REAL ESTATE FUND 86-A LIMITED PARTNERSHIP
              (Name of Person(s) Filing Proxy Statement)

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          AEI REAL ESTATE FUND 86-A LIMITED PARTNERSHIP
                1300 Minnesota World Trade Center
                       30 East 7th Street
                   St. Paul, Minnesota  55101


                        CONSENT STATEMENT


         For Amendment to Limited Partnership Agreement to Permit Reinvestment of Sales Proceeds



      THIS CONSENT STATEMENT IS BEING MAILED TO INVESTORS ON OR ABOUT MAY 31, 1996. TO BE COUNTED, A PROPERLY SIGNED CONSENT FORM MUST BE RECEIVED BY THE MANAGING GENERAL PARTNER AT 1300 MINNESOTA WORLD TRADE CENTER, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE JUNE 30, 1996.


      AEI Fund Management 86-A, Inc., the managing general partner (the "Managing General Partner"), of AEI Real Estate Fund 86-A
Limited   Partnership  (the  "Partnership")  is  recommending   an
amendment   (the   "Amendment")  to  the   Partnership's   Limited
Partnership Agreement (the "Partnership Agreement") to enable the Partnership to reinvest the Net Proceeds of Sale of Partnership
properties  until  the final liquidation of the Partnership.   The
Partnership Agreement was previously amended in December 1989 to provide for a 60 month reinvestment period, which period has expired. Approval of the Amendment will enable the Partnership to reinvest a portion of the Net Proceeds of Sale resulting from sale
of  the  Partnership's Ft. Myers Applebee's,   Columbus Cheddar's,
an office building in Kearney, Nebraska properties, and any other sale that occurs prior to the liguidation of this Partnership. This Amendment is not intended to extend the life of the Partnership.

      The proposed Amendment will affect your investment in the Partnership in a number of ways, including the following:


          Rather than distributing all net cash proceeds on sale of a property, the Amendment will allow the Partnership (if the Managing General Partner determines, in its discretion, that it is advantageous to the Partnership) to reinvest such proceeds in new properties, subject to a continuing obligation to distribute to limited partners ("Investors") as much cash proceeds as is necessary to pay the income tax liability (at an assumed average blended tax rate) generated by the sale of property. There can be no assurance that distributions will be adequate to cover income tax liabilities generated by the gain on sale of any properties, or that reinvested proceeds will generate significant returns.

          Proceeds will be reinvested in additional triple net leased commercial properties that are subject to the same risks of performance or nonperformance, (including risks related to changing market values, tenant defaults, difficulty of resale, among others) as the properties originally acquired by the Partnership.

          Investors will not be able to review in advance the properties in which proceeds are reinvested.

          The Managing General Partner will be reimbursed for the costs it incurs, including costs of its personnel, in reinvesting the proceeds and managing the properties in which the proceeds are reinvested.


    The Managing General Partner recommends a vote "FOR" the proposed Amendment.


                               SUMMARY

   The following summary is qualified in its entirety by the more detailed discussion of the proposed Amendment set forth herein and in the text of the proposed Amendment.

   The Amendment:      The  Managing   General   Partner   is
                       proposing  an  Amendment to  Section  5.4  of  the
                       Partnership  Agreement that  would  eliminate  the
                       requirement  that the Partnership  distribute  all
                       Net  Proceeds  of  Sale  of properties  and  allow
                       reinvestment   of   such  proceeds   until   final
                       liquidation of the Partnership.


   Reasons for the     The  Partnership  holds  a  number   of  properties
   Amendment:          which may  be sold prior to   final  liquidation
                       of  the   Partnership   due  to  favorable market
                       conditions, exercise of lease  purchase  options,
                       tenant   restructuring  or  other   reasons.
                       Although   the   Managing  General  Partner
                       cannot  guarantee  returns,  it  believes  it  can
                       continue   to   generate  favorable   returns   to
                       Investors  by  reinvestment of  such  proceeds  in
                       additional properties.  The Partnership  sold  its
                       ownership   in   three  of  its   properties;   an
                       Applebee's restaurant in Ft. Myers, Florida, for a
                       net  cash  gain of $467,203,   its  ownership
                       interest  of  a  20%  interest   in   a  Cheddar's
                       restaurant in Columbus, Ohio, for a  net cash gain
                       of $8,115, and an office  building  in Kearney,
                       Nebraska for a net cash loss of $104,123.  The
                       Partnership  would  like  to  reinvest   the
                       proceeds therefrom.

   Effects of the      The   Amendment  will   result  in   reinvestment
   Amendment--Risks:   of Net  Proceeds of  Sale.  The reinvestment will
                       involve many of the same risks as the initial investment of Partnership subscription proceeds, including risks related to investment in real estate in general (such as changing market values, tenant defaults, and difficulty of resale, among others), the inability of Investors to review properties before purchase, certain expenses payable to the Managing
                       General Partner and federal income tax risks.

                  REASONS FOR AND EFFECTS OF THE AMENDMENT

General


      If Investors approve the Amendment of the Partnership Agreement, the Partnership would have the opportunity, upon the sale or other disposition of properties which it currently owns or which may be acquired, to reinvest the Net Proceeds of Sale in additional triple net leased properties. Under the original terms of the Partnership Agreement, reinvestment of the Net Proceeds of Sale from the sale of properties was limited to a period of 24 months, which expired July 9, 1988. In October 1989, the Partnership Agreement was amended to allow for a 60 month period for reinvestment of Net Proceeds of Sale, which expired July 9, 1991. By consenting to the Amendment of the Partnership Agreement, Investors would permit the Partnership to acquire new properties with the Net Proceeds of Sale from the sale of the Applebee's, Cheddar's and office building properties (net of any distributions to Investors) or any other sale of Partnership property that occurs prior to the final liquidation of the Partnership.


      The Amendment is not intended to extend the life of the Partnership. The Prospectus pursuant to which the units of limited partnership interest were sold indicated that the General Partners expected that most of the properties would be sold or refinanced eight to twelve years after acquisition. The Applebee's property described below was acquired in 1988 and it remains the intention to sell the properties in which sale proceeds are reinvested, depending market conditions and the benefits of continued ownership, by the year 2000. The Managing General Partner believes that it can generate favorable returns through the investment of proceeds in newly contructed properties that it purchases at construction cost and the resale of those properties within several years. There can, however, be no assurance that favorable returns will be achieved.


      The Managing General Partner believes that, if allowed to reinvest the Net Proceeds of Sale remaining after a distribution to Investors to cover income taxes (at an assumed average blended tax rate), it can acquire properties that will continue to generate attractive net rental income for the Partnership.
Because   no   commissions  will  be  paid  in   connection   with
reinvestment, the entire amount of reinvested proceeds can be applied to the purchase price and expenses associated with acquisition of newly acquired properties. Recent acquisitions by the General Partners for other real estate limited partnerships that have investment objectives substantially identical to the Partnership have produced rental rates of 10.5% to 12.5% of the purchase price of the properties. No assurances can be given, however, that a property acquired by the Partnership will produce similar rentals, or that such rentals will not be interrupted by events outside the Managing General Partners' control.

      The Managing General Partner of the Partnership is currently evaluating a number of properties for acquisition, including properties  owned  or  being developed  by  companies  that  lease properties from other partnerships managed by the General Partners. The Managing General Partner will not be obligated to obtain the consent of Investors as to the type of property acquired if this Amendment is approved. Nevertheless, any property acquired will comply with the investment objectives and policies set forth in the Prospectus pursuant to which the Units were initially offered. Any property acquired will be an existing commercial property that will be acquired on a debt-free basis and will likely be leased to a single tenant pursuant to a triple-net lease in the franchise restaurant industry. No property will be acquired from the General Partners or their Affiliates.

Sale of Properties


      The Amendment is being proposed at this time to facilitate reinvestment of Net Proceeds of Sale of an Applebee's restaurant in Ft. Myers, Florida, a Cheddar's restaurant in Columbus, Ohio and an office building in Kearney, Nebraska. The Partnership purchased the Applebee's restaurant property on February 1, 1988. The property was leased to Apple South, Inc. under a 20-year, non-cancelable triple-net lease agreement. The total cost of the property to the Partnership was $1,179,405. The lease agreement provided Apple South, Inc. with an option to purchase the property after the seventh lease year. The purchase price was the greater of a) $1,170,000 increased by 5% per annum per lease year, or b) the average rent paid by the lessee over the immediately preceding two year period divided by eleven percent, or c) the fair market value of the property thirty days prior to the time of closing.


      Apple South, Inc. exercised that option by notifying the Partnership and the sale of the property closed on July 28, 1995. The Partnership received Net Proceeds of Sale of $1,646,608 which resulted in a net cash gain on sale of $467,203. The Partnership's adjusted basis in the property, after depreciation, was $978,299. Accordingly, the sale of the property generated a taxable gain of $668,309, or $90.98 per outstanding limited partnership unit.

      The Partnership purchased a 20% interest in the Cheddar's restaurant property on June 7, 1990. The remaining interest in the property was purchased by AEI Real Estate Fund XVIII Limited Partnership, an affiliate of the Partnership. The property was leased to Heartland Restaurant Corporation under a 20-year, non-cancelable triple-net lease agreement. The total cost of the property to the Partnership was $306,711. On July 6, 1995, the
property was sold to Heartland Restaurant Corporation. The Partnership received Net Proceeds of Sale of $314,826 which resulted in a net cash gain on sale of $8,115. The Partnership's adjusted basis in the property, after depreciation, was $269,419. Accordingly, the sale of the property generated a taxable gain of $45,407, or $6.24 per outstanding limited partnership unit.


      The Partnership purchased the office building on December 13, 1986. The total cost was $434,623. The property was leased to Myron Andersen Construction, Inc. under a 10-year noncancellable triple-net Lease Agreement. In May, 1992, it became apparent that Myron Andersen Construction, Inc. would not be able to comply with the terms of the Lease Agreement and the Partnership replaced them with another lessee who, in 1993, filed for reorganization. Since 1993, the Partnership has had the property for sale or lease.


      On  April  20, 1996, the property was sold to  Sports  West,
L.L.C.    The  Partnership  received  net  proceeds  of  sale   of
approximately $330,500 which resulted in a net cash loss of approximately $104,123. The Partnership's adjusted basis in the property, after depreciation was $311,500. Accordingly, the sale of the property generated a taxable gain of approximately $19,000, or $2.63 per outstanding limited partnership unit.


      The Partnership has distributed approximately $263,000, or approximately $36 per outstanding Limited Partnership Unit, of the Net Proceeds of Sale to cover income tax liabilities generated by the sales. The distribution of the Net Proceeds of Sale were made in the third and fourth quarter of 1995 and the first quarter of 1996 as part of the regular quarterly distribution, with the entire third quarter distribution of approximately $142,000 representing a distribution of Net Proceeds of Sale. The distribution of Net Proceeds on Sale reduced the Adjusted Capital Contributions of Investors by $36 per outstanding limited partnership unit. The remainder of the proceeds would be reinvested in new properties, if the Investors approve the Amendment.


      In the event Investors do not approve the Amendment, Investors will receive a distribution of approximately $2,200,000, or approximately $305 per outstanding limited partnership unit, from sale of the Applebee's, Cheddar's and office building properties. The regular quarterly distribution for the third quarter of 1995 of approximately $142,000, $82,000 of the fourth quarter of 1995 and $39,000 of the first quarter of 1996 was a distribution of Net Proceeds of Sale. The balance of the Net Proceeds of Sale ($1,937,000) to be distributed will be paid in the third quarter
of  1996.   The  Net  Proceeds of Sale  not  distributed  will  be
retained  by  the  Partnership as working capital  reserves.   The
distribution of Net Proceeds on Sale would reduce the Adjusted Capital Contributions of Investors by $305 per outstanding limited partnership unit.


      The Applebee's, Cheddar's and office building generated rental revenues of $197,010 during the year ended December 31, 1994. If the proceeds from its sale are distributed, rather than reinvested, future Partnership revenues, and therefore cash distributions to investors, will be reduced by a corresponding amount.

Risks of Reinvestment

       The reinvestment of proceeds from the sale of these properties, like the original investment in properties by the Partnership, is subject to a number of risks, including the following:

         Investors will not be able to review in advance the properties in which proceeds are reinvested;

         Investors will not receive the cash generated from property sales until final liquidation of the Partnership and will have only limited rights to present their units for repurchase before then;

         Investors will be taxed on the full amount of gain generated from sale of properties but will receive distributions designed to cover potential tax effects at an assumed average blended tax rate that may not match their tax obligations;

         Proceeds will be reinvested in additional triple net leased commercial properties that are subject to the same risks of nonperformance, (including risks related to changing market values, tenant defaults, difficulty of resale, among others) as the original properties;

         The   General   Partners  may  receive  more   aggregate
         reimbursements  from  the  Partnership  if   proceeds   are
         reinvested than they would if proceeds were not reinvested.


      Although the General Partners intend to reinvest any Net Proceeds of Sale in properties that will further the objectives of preserving capital, creating a favorable return through cash distributions from rentals, and appreciation realized on resale, there can be no assurances that such objectives will be achieved or that the ultimate distribution of Net Proceeds of Sale will be larger when the new properties are eventually sold.


                 Interest of the General Partner

      Neither the General Partners, nor any of their affiliates, will receive any fees for reinvestment of the Net Proceeds of Sale or in connection with the acquisition of any property. The General Partners will be reimbursed for any costs they incur in completing any acquisition and in connection with management of the property in accordance with, and subject to the limitations in the Partnership Agreement. To the extent that the Amendment to the Partnership Agreement is not approved, and the proceeds from the sale of the properties are not reinvested, the amount of capital under management by the General Partners through this Partnership, and the scope of the Partnership's operations, will be reduced. Such reduced operations can be expected to reduce the aggregate amount of reimbursements that the General Partners receive from the Partnership.


      The Managing General Partner holds 23 Units as a limited partner in the Partnership. No other General Partner or Affiliate of the General Partners holds any interest as a limited partner in the Partnership.

                          Voting Units


      Voting by Investors on an Amendment of the Partnership Agreement is based upon Partnership units ("Voting Units"). As of May 1, 1996, there were 7,221.31667 Voting Units outstanding. Each Voting Unit is entitled to one vote. Fractions of Voting Units will be included in the total.

      To the best of the Managing General Partner's knowledge, there is no beneficial owner holding five percent or more of the Voting Units including the General Partners.

     In order for the proposed Amendment to be adopted, a majority of the Voting Units must be voted in favor of the Amendment.


                      Procedures for Voting

      Accompanying this Consent Statement is a Consent Form for each Investor with respect to his/her unit ownership in the Partnership. By checking the appropriate box, each Investor can indicate whether he/she votes FOR or AGAINST or ABSTAINS as to the proposed Amendment. If any Investor returns a Consent Form duly signed without checking any box, he/she will be deemed to have voted FOR the Amendment.

      An Investor who votes against, or abstains, does not have appraisal or similar rights under Minnesota law.


      The Managing General Partner has fixed the close of business on May 1, 1996 as the record date for the determination of the Investors entitled to vote on the proposed Amendment; the close of business on June 30, 1996 as the date by which Consent Forms must be received by the Managing General Partner in order to be counted; and July 1, 1996 as the date on which the consents are to
be  counted.   An Investor may revoke his/her/its consent  at  any
time prior to June 30, 1996, provided written revocation is received by the Managing General Partner prior to that date.


     The cost of solicitation of consents of the Investors will be borne by the Partnership. The solicitations will be made by the mails. This Consent Statement was first mailed to Investors on
May 31,  1996.   Staff of the Managing General  Partner  will  be
available by telephone to answer any questions concerning this Consent.

                   Incorporation By Reference

      The information included under the captions "Financial Statements and Notes to Financial Statements," "Selected Financial Data" and Management's Discussion and Analysis of Financial Condition and Results of operations" of the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1995 and
Quarterly  Report on Form  10-QSB for the quarter  ended   March
31, 1996 is hereby incorporated by reference. Copies of such sections are being delivered to you with this consent statement.


     BY ORDER OF THE BOARD OF DIRECTORS
     OF AEI FUND MANAGEMENT 86-A, INC.



     Robert P. Johnson, President





     Exhibit A


                      PROPOSED AMENDMENT OF
                LIMITED PARTNERSHIP AGREEMENT OF
                    AEI REAL ESTATE FUND 86-A


     Changes in the existing provisions of the Limited Partnership Agreement that would be made by the proposed Amendment are shown below. Existing provisions proposed to be omitted are enclosed in brackets. New matter is printed in bold.

        SECTION 5.4 DISTRIBUTION OF NET PROCEEDS OF SALE

      5.4 Distribution of Net Proceeds of Sale. Upon financing, refinancing, sale or other disposition of any of the Properties, Net Proceeds of Sale may be reinvested in additional properties until [a date 60 months after the date on which the offer and sale of units pursuant to the Prospectus is terminated], THE GENERAL PARTNER DETERMINES THAT IT IS IN THE BEST INTERESTS OF THE PARTNERSHIP TO BEGIN LIQUIDATION OF THE PARTNERSHIP; provided, however, that sufficient cash is distributed to the Limited
Partners to pay state and federal income taxes (assuming Limited Partners are taxable at the lesser of (i) a 40% rate on ordinary income and a 16% rate on capital gain income or (ii) the maximum marginal tax rates then in effect) created as a result of such transaction.



    IMPORTANT                                      IMPORTANT

          AEI REAL ESTATE FUND 86-A LIMITED PARTNERSHIP

                   CONSENT OF LIMITED PARTNERS
             This consent is solicited by the Board
         of Directors of AEI Fund Management 86-A, Inc.,
                  The Managing General Partner

     The undersigned, a Limited Partner of AEI Real Estate Fund 86-A Limited Partnership (the "Partnership"), hereby consents (unless otherwise directed below) to the proposal identified below to adopt an Amendment to Section 5.4 of the Limited Partnership Agreement of the Partnership (the "Partnership Agreement"), as more fully described in the Consent Statement (the "Proposal"). By voting for the Proposal, the undersigned hereby appoints AEI Fund Management 86-A, Inc. as its attorney-in-fact with power to sign and acknowledge on its behalf any instrument that may be necessary to evidence the Amendment to the Partnership Agreement and any corresponding Amendment to the Certificate of Limited Partnership.


      Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on June 30, 1996.

Adoption of Amendment to Section 5.4 of the Partnership Agreement
    FOR  [ ]             AGAINST  [ ]             ABSTAIN  [ ]

      The Partnership Units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the Proposal if no box is checked.

      Please sign exactly as your name appears below. When Partnership units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:         , 1996



Signature                          (if held jointly)





May 31, 1996



Dear AEI Fund 86-A Investor:

     The enclosed Consent Statement proposes an amendment to the Partnership Agreement that will, if approved by a majority of the Partners, allow this Fund to reinvest proceeds from property sales into replacement net leased properties. When a Fund such as this is orginally organized, it is intended that the properties acquired will be held for an extended period of time-- usually 10 to 12 years. That provides time for the distribution of income from rents and time for the property to potentially appreciate in value.
From time to time, however, it is advantageous for the Fund to sell a property earlier than anticipated if a substantial gain can be realized.
That is excatly what has occurred with your Applebee's property in Ft. Myers, Florida. In addition, your Fund sold its Cheddar's property in Columbus, Ohio and office building in Kearney, Nebraska.

     Your Fund's Partnership Agreement requires the distribution of ALL of the proceeds from any sale of properties. For the reasons outlined in the enclosed Consent Satement, we believe that it would be advantageous for your Fund to be able to sell certain of its properties, distribute a portion of any profits realized, and reinvest the balance of such proceeds into replacement properties, until the final liquidation of the Fund occurs. We believe this will maximize your profit potential and avoid an erosion of the Fund's asset base. To facilitate this, we are proposing an amendment to the Partnership Agreement.

     The amendment will affect your investment in a number of ways, including the following:

          Rather than distributing proceeds from the sale of properties, the amendment will allos the Fund to reinvest all of those proceeds, other than an amount distributed to cover partner income tax liabilities (at an assumed rate);

          The General Partner will continue to be reimbursed for the costs of managing the properties in which the proceeds are reinvested, while it would no longer receive those reimbursements if the proceeds were distributed;

          The reinvestment of proceeds will involve many of the same risks as the initial investment of Partnership subscription proceeds, including risks related to investment in real estate in general (such as changing market values, tenant defaults, and difficulty of resale, among others), the inability of Investors to review properties before purchase, certain expenses payable to the Managing General Partner and federal income tax risks.

     Your General Partner believes this is in the best interest for you and your Fund and recommends you vote "FOR" this proposed Amendment. Please vote "FOR" on the Consent Satement vote form and return it in the prepaid envelope today. If you have any questions regarding your Fund, or this Consent Statement, please call AEI Investment Services at 1-800-328-3519.

     Thank you for your immediate attention to this matter.

Sincerely,



Robert P. Johnson
General Partner